EXHIBIT 10.1
SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (the “Agreement”) is entered into by James Tu (“Employee”) and Energy Focus, Inc. (“Energy Focus” or the “Company”). Employee and Energy Focus are collectively referred to in this Agreement as the “Parties.”
In consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, Energy Focus and Employee hereby agree as follows:
1.Employee Resignation from the Board and Separation from Employment. Employee hereby tenders his resignation (a) as a member of the Company’s Board of Directors (the “Board”), (b) from all offices or positions of any entity that is a subsidiary of, or is otherwise related to or affiliated with, the Company, and (c) as an employee of the Company, effective February 11, 2022 (the “Separation Date”). Energy Focus hereby accepts Employee’s resignation, and the parties agree that Employee’s employment with Energy Focus will end on the Separation Date. After the Separation Date, Employee will not represent himself as being an employee, agent or representative of Company for any purpose, access any of the Company’s computer, electronic or other systems, or engage directly or indirectly in any business on Company’s behalf, or attempt to act in any such manner. After the Separation Date, Employee will no longer participate in, be covered by, or be eligible under any of the employee compensation or benefit plans, policies or programs offered by Company, unless otherwise provided by governing law; provided that, nothing in this Agreement shall constitute a waiver of any right that Employee may have to any compensation or benefit earned or vested through the Separation Date pursuant to the terms and conditions of controlling plans, policies or programs or governing law.
2.Accrued Unused Vacation Days. Regardless of whether Employee signs this Agreement, Employee will be paid for accrued unused PTO time, which the Parties agree is 0.0 hours and which is equivalent to $0. Such payout will be made subject to applicable taxes and withholdings. Energy Focus will pay Employee this amount on the first regular paydate after the Separation Date.
3.Severance Pay and Other Consideration. Subject to, and in consideration of Employee’s execution and non-revocation of this Agreement, and provided that Employee is not in material breach of any of the terms of this Agreement, Energy Focus will provide Employee the following pay and benefits:
(a) Energy Focus will pay Employee separation pay equal to six (6) months of pay at Employee’s regular base salary of $23,666.67 per month. These payments amount to a gross total sum of $139,000, less deductions and withholdings as required by applicable law, and will be made in equal periodic installments corresponding to Energy Focus’s regular biweekly payroll dates (the “Severance Pay Period”). These installment payments will not begin until the first regularly scheduled payroll date occurring after the later of (i) the date on which the Company receives a properly executed Agreement from Employee or (ii) the date on which the seven (7) day revocation period described below has expired without any revocation having been made. The first installment payment will include make-up payments, without interest, for any bi-weekly pay periods completed between the Separation Date and the payroll date on which the first severance installment payment is being made.
(b) Employee agrees that he will not receive any bonus or cash incentive payment for any bonus period occurring in the calendar year 2021, including under the 2021 Executive Bonus Plan. Employee agrees that he will not receive any bonus or cash incentive payment for any other bonus period.

(c) If Employee and his dependents were enrolled in the Company’s health plan on the Separation Date, Employee may elect to continue his participation and that of his eligible dependents in those plans after the expiration of this six-month period for a period of time under the federal law known as COBRA. In accordance with applicable law, Company will send Employee a letter mailed to Employee’s address on file explaining options available to extend health, dental and vision insurance coverage under COBRA. Employee’s election for COBRA continuation coverage is entirely voluntary. In the event Employee elects COBRA continuation coverage, Employee will be solely responsible for completing the enrollment process in an appropriate and timely manner and for making all payments and fees, including monthly premiums, relating to COBRA continuation coverage, except as follows: If Employee timely elects COBRA continuation coverage, the Company will subsidize Employee’s and such dependents’ continued coverage for medical, dental and vision benefits at the same employer contribution level provided to Employee as of the Separation Date for a period of six (6) months after the effective date of this Agreement. After the expiration of said six-month period, Employee may elect to further continue his and his dependents’ participation as permitted under COBRA at Employee’s sole expense, including any associated charges, fees, and expenses that may be applicable.
(d) All stock options granted to Employee during his employment that are vested but unexercised as of the Separation Date shall remain exercisable for the longer of (i) one year after the Separation Date or (ii) such period as provided under the applicable award agreement and plan; provided that, in no event will any stock options be exercisable later than the last day of the option term established under the applicable award agreement and plan. All stock options granted to Employee during his employment that are unvested as of the Separation Date are forfeited and terminated effective on the Separation Date.
(e) Within two (2) weeks after the Separation Date, Employee will file a final expense report with all supporting documentation covering any last expenses incurred on behalf of the Company. Thereafter, the Company will either (i) reimburse Employee for any pending, reasonable business-related credit card charges for which Employee has not already been reimbursed, or (ii) pay such charge directly to the card-issuing bank. Such reimbursement will be made no later than thirty (30) days after the final expense reimbursement request has been submitted to the Company. Employee hereby authorizes the Company to deduct from monies to be paid to Employee under this Agreement any balance remaining on Employee’s Company credit card account after such (i) reimbursement or (ii) direct payment. Only those expenses incurred by Employee prior to the Separation Date shall be eligible for reimbursement.
(f) Up to an aggregate of $8,000 of (i) attorney’s fees and related expenses payable to Reavis Page Jump LLP for legal advice rendered in connection with this matter, and (ii) for any executive coaching or outplacement services provided to the Employee during the Severance Pay Period, in each case, directly to the provider of these services upon receipt of an invoice of services rendered.
Employee acknowledges that the payment(s) and other consideration provided in this Section 3 are solely in exchange for the promises in this Agreement, that he would not receive such consideration but for his entering this Agreement, and that Company owes Employee no other payments or benefits arising from or relating to his separation from employment with Company.
4.No Other Payments. Other than the payments described in this Agreement, Employee acknowledges and agrees that Employee has not earned, and is not eligible for any other monies, bonuses or other compensation from Energy Focus; provided, however, that Employee remains eligible to receive such benefits as Employee may otherwise be entitled under the qualified retirement plans of Energy Focus, subject to the terms of such plans and the applicable law. The Parties agree that any employer contributions or matching for any retirement plan contributions shall cease as of the Separation Date, except that any contributions that have accrued through the Separation Date but have not yet been contributed to such plans shall be contributed in accordance with the plan terms.
5.Release.
(a) Scope of Release. Employee, on behalf of himself, his spouse, heirs, executors, administrators and assigns, and anyone else claiming on Employee’s behalf, releases and discharges Energy Focus, Inc., or its past, present, or future shareholders, parents, subsidiaries, affiliates, predecessors, successors and assigns, and, for each, its or their respective past, present, or future directors, trustees, officers, shareholders, managers, employees, benefit plans (and their sponsors, fiduciaries and administrators), attorneys, and agents in their corporate as well as personal capacities (collectively, the “Released Parties”) from liability for all claims, demands, rights, actions, causes of actions, obligations, suits and controversies, known or unknown, (collectively, “Claims”) arising prior to and up to and including the date Employee signs this Agreement. This release includes, but is not limited to: (a) all Claims arising out of or in any way related to Employee’s employment or separation from employment with Energy Focus, including but not limited to any action sounding in tort or contract (express or implied), any claim for promissory estoppel, emotional distress, pain and suffering, punitive damages, attorneys’ fees, benefits, wages or any other compensation, wrongful discharge, any violation of public policy, any claim of discrimination, harassment or retaliation on any basis including, but not limited to age, race, religion, sex, national origin or disability, whether arising under common law or under any federal, state or local law, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (including as amended by the Older Workers Benefit Protection Act), the Americans with Disabilities Act, the Family and Medical Leave Act, the New York Executive Law, the New York State Human Rights Law, the New York City Human Rights Law, the New York Labor Law, the New York Equal Pay Law, the New York Civil Rights Law, the New York Rights of Persons With Disabilities Law, the New York Equal Rights Law, the New York City Administrative Code, the Ohio Civil Rights Act (Ohio Rev. C. 4112.01 to 4112.99), Ohio's equal pay statute (Ohio Rev. C. 4111.17), Ohio wage payment anti-retaliation statute (Ohio Rev. C. 4111.13), Ohio Whistleblower's Protection Act (Ohio Rev. C. 4113.51 to 4113.53), and Ohio Workers' Compensation anti-retaliation statute (Ohio Rev. C. 4123.90), and any other law relating to employment, and any Claims growing out of any legal restriction on an employer’s right to discharge its employees or executives; and (b) any and all Claims of any sort arising from events or circumstances occurring prior to when Employee signs this Agreement.
(b) Limitation.
(i) The foregoing release does not waive rights or claims that may arise after the date this Agreement is executed or that cannot be waived as a matter of law. The foregoing release does not waive any rights that Employee may have to continue health or other benefits at Employee’s expense, pursuant to COBRA or applicable state law. Nothing in any part of this Agreement is intended to, or shall, interfere with Employee’s right to file or otherwise participate in a charge, investigation, or proceeding conducted by the Equal Employment Opportunity Commission or other federal, state, or local government agency.
(ii) Employee shall not, however, be entitled to any relief, recovery, or monies in connection with any such matter brought against any of the Released Parties, regardless of who filed or initiated any such charge, investigation, or proceeding. Employee agrees that Employee will neither seek nor accept, from any source whatsoever, any further benefit, payment, or other consideration relating to any rights or claims that have been released in this Agreement. The prohibitions on further recovery in this Section 5(B)(ii) shall not apply to any monetary award from a government-administered whistleblower award program for providing information directly to a government agency.
(iii) The foregoing release does not waive rights or claims Employee may have for indemnification by the Company in accordance with its charter, bylaws and insurance policies to the extent arising from any of Employee’s work for the Company prior to the Separation Date as an officer or director.
6.Will Not Seek Re-Employment. Employee understands and agrees that the employment relationship with Energy Focus has ended permanently as of the Separation Date, and Employee agrees not to seek re‑employment with Energy Focus at any time in the future. If Employee should become re-employed by Energy Focus in the future, this Section shall be sufficient grounds to terminate such employment immediately.
7.Return of Property. Employee acknowledges that, before signing this Agreement, Employee returned to Energy Focus any and all Energy Focus property in Employee’s possession. Such property includes, but is not limited to Energy Focus keys, credit cards, records, files, lists and/or any other materials prepared by Employee or any other Energy Focus employee which relate in any way to Energy Focus. Employee shall also, by the same deadline, provide to the Lead Independent Director a list of passwords or access codes to Employee’s work computer and any internal systems or external subscriptions paid for by Energy Focus to which Employee has password-restricted access.
8.No Admission of Liability. The Parties agree that: (a) this Agreement is a means of amicably resolving any differences relating to Employee’s employment and separation from employment; (b) this Agreement is not intended to be, and should not be construed as, an admission of liability on the part of Energy Focus or Employee; and (c) this Agreement was proposed and entered into solely for the purpose of amicably resolving all issues arising out of Employee’s employment and separation from employment.
9.Nondisclosure of the Company’s Confidential Information.
(a) Definitions.
(i) “Company Business” means the Company’s current and anticipated business as of the Separation Date, including without limitation the development, production and sale of (1) lighting and controls products for consumer/retail, commercial, industrial and military applications, (2) ultraviolet germicidal disinfection, or UVC-D, products for consumer/retail, commercial, industrial and military, and (3) visible and non-visible lighting and control systems for human wellness applications .
(ii) “Confidential Information” shall mean nonpublic information or material (1) that is proprietary to the Company or its customers, is confidential, or is a trade secret, regardless of whether it is specifically designated or labeled as confidential by and of the Company, or (2) that Employee creates, discovers, develops in whole or in part, or of which Employee obtains knowledge of or access to, as a result of Employee’s relationship with the Company. Confidential Information generally includes, but is not limited to, designs, works of authorship, mask works, formulas, ideas, concepts, techniques, inventions, devices, improvements, know-how, methods, processes, drawings, specifications, models, data, documentation, diagrams, flow charts, research, developments, procedures, software in various stages of development, source code, object code, marketing techniques and materials, business, marketing, development and product plans, financial information, customer information, strategic information, and other confidential business or technical information. Confidential Information does not include information which (x) is or becomes publicly available (other than by disclosure or other wrongful act by the Employee), or (y) was known to the Employee before the Employee began employment with the Company.
(b) Obligation to Protect Confidential Information. Employee recognizes and acknowledges that Confidential Information includes valuable, special and unique assets of the Company. Subject to the exceptions described below, (i) Employee shall forever protect and maintain the confidentiality of Confidential Information; and (ii) Employee shall never, directly or indirectly, use, publish, post, copy, duplicate, or disclose Confidential Information, or encourage, aid, or abet such activity, except as required in the course of Employee’s job duties at the Company and, then only to individuals who have a need to know based on such individual’s job responsibilities at the Company.
(c) Exceptions to Section 9(b). The restrictions in Section 9(b) do not apply to any of the following situations, so long as the Employee takes all reasonable steps to ensure that the scope of disclosure does not exceed the permitted scope and that such disclosure does not extend beyond the parameters of what is permitted:
(i) Employee may respond to a lawful and valid subpoena or other legal process or court order that seeks the disclosure of Confidential Information, only to the extent necessary to comply with any legal obligation; provided that, prior to making any such disclosure, Employee: (1) shall give the Company’s Chief Executive Officer or Chief Operating Officer and Chief Financial Officer the earliest possible notice of the receipt thereof; (2) shall, as much in advance of the return date as possible, make available to the Company’s Chief Executive Officer or Chief Operating Officer and Chief Financial Officer the documents and other information sought; and (3) shall assist the Company’s legal counsel, at the Company’s reasonable expense, in resisting or otherwise responding to such subpoena or process.
(ii) Employee may disclose Confidential Information to a government agency as part of a report, complaint, or investigation without providing notice to the Company.
(iii) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law. In addition, Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Furthermore, in the event Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
10.Non-Disparagement. Employee and the Company each agree that, for a period of six months after the Separation Date, that:
(a)Employee will not make any statements or disclose any untrue information concerning Energy Focus, its directors, officers, management, staff, employees, representatives, or agents (collectively, “Energy Focus or its management”), which are likely to disparage Energy Focus or its management, which are likely to damage the reputation or business prospects of Energy Focus or its management, or which are likely to interfere in any way with the business relations Energy Focus has with its customers (including potential customers), suppliers, vendors, employees, investors, or shareholders. Energy Focus acknowledges that nothing in this Section shall limit Employee from testifying in or otherwise cooperating with any federal, state, or civil action, investigation or inquiry.

(b)Energy Focus’s executive officers and directors will not make any statements or disclose any untrue information concerning Employee, which are likely to disparage or damage the Employee’s reputation or stature in the business community. Employee acknowledges that nothing in this Section shall limit Energy Focus or any of its employees or directors from testifying in or otherwise cooperating with any federal, state, or civil action, investigation or inquiry; or from releasing truthful information or making truthful statements.
11.Non-Solicitation. Employee agrees that, for a period of one (1) year after the Separation Date, Employee will not personally, and will not instruct or directly or indirectly assist any other individual or entity to, persuade or encourage, or attempt to persuade or encourage, (a) any producer, manufacturer, licensor, supplier, vendor or any other person providing goods or services to Energy Focus not to conduct business with Energy Focus or to reduce the amount of business it conducts with Energy Focus; (b) any customer or potential customer not to conduct business with Energy Focus or to reduce the amount of business it conducts with Energy Focus; or (c) any employee of Energy Focus to leave Energy Focus’s employ. For the purposes hereof, “customer” shall include any prospective customer to whom Energy Focus made a presentation (or similar offering of services) within a period of ninety (90) days immediately preceding the Separation Date.
12.Non-Competition.
(a) For a period of one (1) year after the Separation Date, Employee shall not: (i) directly or indirectly act in concert or conspire with any person employed by the Company in order to engage in or prepare to engage in or to have a financial or other interest in any business or any activity that he knows (or reasonably should have known) to be directly competitive either with Company Business as then being carried on or with any business, activity, product or service which was under active development while Employee was employed by the Company if such development was actively pursued or considered during the two (2) year period preceding the Separation Date; or (ii) serve as an employee, agent, partner, shareholder, director, or consultant for, or in any other capacity participate, engage, or have a financial or other interest in any business or any activity that he knows (or reasonably should have known) to be directly competitive either with the Company Business as then being carried on or with any business, activity, product or service which was under active development while Employee was employed by the Company if such development was actively pursued or considered during the two (2) year period preceding the Separation Date (provided, however, that notwithstanding anything to the contrary contained in this Agreement, Employee may own up to two percent (2%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934).
(b) In the event Employee violates any provision of Section 11 or this Section 12 as to which there is a specific time period during which he is prohibited from taking certain actions or from engaging in certain activities as set forth in such provision, such violation shall toll the running of such time period from the date of such violation until such violation shall cease. The foregoing shall in no way limit the Company’s rights under Section 16 of this Agreement.
(c) Employee has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Section 12 and this Agreement, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Employee, would not operate as a bar to Employee’s sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to Employee. Employee further acknowledges that his obligations in this Section 12 are made in consideration of, and are adequately supported by the payments by the Company to Employee described herein.
13.Disclosure. From the date of this Agreement through the end of the applicable restricted period, Employee will communicate the contents of Sections 9, 10, 11 and 12 of this Agreement to any person, firm, association, or corporation which he intends to be employed by, associated in business with, or represent.
14.Standstill and Voting Agreement.
(a) Employee agrees that, unless approved in advance in writing by the Board, the Employee agrees that neither he nor any of his affiliates, and his and their respective directors, officers, employees, managing members, general partners, agents and consultants (including attorneys, financial advisors and accountants) (collectively, “Representatives”) acting on behalf of or in concert with the Employee (or any of its Representatives) will, for a period of six months after the date of this Agreement, directly or indirectly:
(i) make any statement or proposal to the Board, any of the Company’s Representatives or any of the Company’s stockholders regarding, or make any public announcement, proposal or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to, or otherwise solicit, seek or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media) (A) any business combination, merger, tender offer, exchange offer or similar transaction involving the Company or any of its subsidiaries, (B) any restructuring, recapitalization, liquidation or similar transaction involving the Company or any of its subsidiaries, (C) any acquisition of any of the Company's loans, debt securities, equity securities or assets, or rights or options to acquire interests in any of the Company's loans, debt securities, equity securities or assets, (D) any proposal to seek representation on the Board or otherwise seek to control or influence the management, Board or any policies of the Company, (E) any request or proposal to waive, terminate or amend the provisions of this Agreement, or (F) any proposal, arrangement or other statement that is inconsistent with the terms of this Agreement, including this Section 14(a)(1);
(ii) instigate, encourage or assist any third party (including forming a “group” with any such third party) to do, or enter into any discussions or agreements with any third party with respect to, any of the actions set forth in clause (i) above;
(iii) take any action which would reasonably be expected to require the Company or any of its affiliates to make a public announcement regarding any of the actions set forth in clause (i) above; or
(iv) acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any loans, debt securities, equity securities or assets of the Company or any of its subsidiaries, or rights or options to acquire interests in any of the Company's loans, debt securities, equity securities or assets, except that Employee may (A) exercise any vested stock options issued by the Company and held by him upon effectiveness of this Agreement and (B) beginning six (6) months after the date of this Agreement, Employee may request advance written approval from the Board to acquire the Company’s securities, which approval shall be granted solely within the discretion of the Board.
(b) At the Company’s annual meeting of stockholders held in 2022, Employee shall vote all shares of the Company’s Common Stock over which the Employee has voting control and shall take all other necessary or desirable actions within such Employee’s control to vote in favor the proposals recommended by the Board and to elect to the Board any individual nominated by the Board, as reflected in the Company’s proxy statement for such meeting.

(c) Notwithstanding the foregoing provisions of this Section 14, the restrictions set forth in this Section 14 shall terminate and be of no further force and effect if the Company enters into a definitive agreement with respect to, or publicly announces that it plans to enter into or is seeking to enter into, a transaction involving all or a controlling portion of the Company’s equity securities or all or substantially all of the Company's assets (whether by merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance or otherwise).
15.Attorney’s Fees. Both parties agree to bear their own attorney’s fees and related expenses, if any, in connection with this matter.
16.Choice of Law and Availability of Injunctive Relief. This Agreement shall in all respects be interpreted, enforced under, and governed by the laws of the State of Ohio. Notwithstanding the choice or conflict of law rules of any court or competent jurisdiction, the laws of the State of Ohio should be used to interpret and enforce this Agreement. Any litigated dispute over this Agreement or any of the matters addressed in this Agreement shall be brought and maintained solely in the state or federal courts within Cuyahoga County in the State of Ohio. In addition, in connection with any such court action, each Party acknowledges and agrees that the remedy at law available to the either Party for breach of the obligations under Sections 9, 10, 11, 12 and 14 of this Agreement would be inadequate and that damages flowing from such a breach would not readily be susceptible to being measured in monetary terms. Accordingly, each Party acknowledges, consents and agrees that, in addition to any other rights or remedies which the other Party may have at law, in equity or under this Agreement, that Party shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach of any provisions in Sections 9, 10, 11, 12, or 14 of this Agreement, without the necessity of proof of actual damage, and without the necessity of posting any bond or other security. In the event the Company obtains any injunction or other relief, in law or in equity, Employee shall be liable to the Company for all costs associated with obtaining the relief, including the Company’s reasonable attorneys’ fees, and expenses and costs of the legal action.
17.Modifications. No provisions of this Agreement may be modified, amended, or terminated, except in a writing signed by Employee and by the Lead Independent Director of the Board of Energy Focus, in which specific reference to this Agreement is made.
18.Entire Agreement. The only pay, benefit or other consideration for signing this Agreement is described herein. In exchange for signing this Agreement, Employee is being provided consideration to which Employee would not otherwise be entitled under the Company’s usual policies and practices. This Agreement constitutes the complete and final agreement between the Parties, and supersedes any and all prior representations or agreements as to the topics covered herein, whether written or oral; except that the agreements evidencing equity awards that have vested as of the date hereof remain in full force and effect except to the extent modified hereby; and except that Employee agrees that nothing in this Agreement shall in any way limit, restrict, diminish, or waive any post-employment obligation owed by Employee to the Company, such as those regarding confidentiality, non-competition, non-solicitation of existing or prospective employees, and not interfering with existing or prospective contractual relationships, as established under applicable law or any prior agreement entered by Employee and the Company, including, without limitation, the Agreement of Confidentiality and Non-Competition dated April 2, 2019. No other representations, promises or agreements of any kind have been made by any person or entity to induce Employee to sign this Agreement. Notwithstanding the foregoing, this Agreement will not affect Employee’s rights to indemnification or defense as a former officer and employee of Energy Focus or any of its affiliates under any articles of incorporation, codes of regulations, other charter documents, insurance policies, or other laws to the extent any are applicable.

19.Cooperation. (a) After the Separation Date, Employee agrees to cooperate with the Company, including its representatives and attorneys, to provide information or testimony that may relate to the Company or to matters within the Employee’s knowledge, if called upon by the Company to do so, for purposes related to any lawsuits, proceedings, administrative actions, public filings, or to provide other factual information in preparation or anticipation of any such matter, or to assist with other internal or external Company matters relating to periods prior to the Separation Date. Employee shall not receive compensation for providing such cooperation, but if such cooperation is requested by the Company, Employee shall be entitled to reimbursement from the Company for reasonable out-of-pocket expenses that are necessarily and reasonably incurred as a result of providing such cooperation as determined by the Company in its good faith discretion, including for example, airfare, hotel, and related travel expenses, if travel is requested. If Employee is asked by any person other than the Company (or its representatives or attorneys) to provide information or testimony related to any matter connected to his employment or the Company, Employee agrees to provide advance notice to the Company and to take all reasonable steps to ensure that the Company has an opportunity to respond and/or to participate in such proceedings, except that Employee need not provide advance notice to the Company before participating in any whistleblower investigation/proceeding before a government agency. Nothing in this Agreement shall in any way limit Employee from giving truthful testimony or providing truthful information, to the best of his knowledge, and to the extent necessary to comply with any obligation under the law. (b) Employee will be reasonably available to consult with the Company for a period of six months following the Separation Date, without additional compensation, on internal or external Company matters, or for any longer period of time at Employee’s sole discretion.
20.Severability. If for any reason any term or provision set forth herein, or part thereof, containing a restriction on Employee’s activities after the Separation Date is invalid or unenforceable because it is held to cover an area or to be for a length of time or otherwise have a scope that is unreasonable or is otherwise construed to be too broad, such term or provision, or part thereof, shall be reformed and/or modified to provide for a restriction having the maximum enforceable area, time period and/or other scope (not greater than those contained herein) as shall be valid and enforceable under applicable law. Otherwise, if any part, term, or provision of this Agreement be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the validity of the remaining parts, terms or provisions shall not be affected thereby and the illegal, invalid, or unenforceable part, term, or provision shall be deemed not to be a part of this Agreement; except, however, that if any portion of the Release in Section 5 is determined by a judicial order invalid or unenforceable, then the Company shall have seven days to decide whether (a) to invalidate this entire Agreement, in which case the entire Agreement will be void and Employee will have to pay back all money that he already received under Section 3(a) of this Agreement; or (b) to waive its right to invalidate the Agreement and instead, to keep the Agreement valid and fully enforceable, subject to the changes needed to remove or modify the portion of the Release that was judicially determined to be invalid or unenforceable.
21.Time to Consider/Advised To Consult Counsel. Employee is being given a period of at least twenty-one (21) calendar days to consider the terms and conditions of this Agreement before executing it. The Parties agree that any modifications made to this Agreement, material or otherwise, will not restart and/or affect the running of this 21 day period. Employee is advised to consult with an attorney of Employee’s choice prior to executing this Agreement. Employee acknowledges that Employee has carefully read this Agreement, understands the content and effect of this Agreement, and intends to be bound by it.
22.Time to Revoke/Effective Date. This Agreement shall become effective seven (7) days after Employee has signed it. Prior to the expiration of the 7-day period, Employee has the right to revoke this Agreement by delivering written notice of cancellation to the Interim CEO and Lead Independent

Director of the Board, Energy Focus, Inc., 32000 Aurora Road, Suite B, Solon Ohio 44139, with copy to the SVP and General Counsel at the same address, in a manner such that the revocation is received before the 7-day period ends. If Employee does not revoke this Agreement with the 7-day revocation period, this Agreement shall become effective on the eighth (8th) day after Employee signs this Agreement.
23.Other Representations. Employee represents and warrants that (a) if Employee has incurred any workplace injury at Energy Focus, Employee has previously reported such injury in writing, and Employee is unaware of any facts that could give rise to any workers compensation claim that has not already been filed, (b) Employee has reported, and has been paid for, all time worked through the date Employee signed this Agreement, with the possible exception of time worked during the last pay period and through the Separation Date, which may not yet have been paid but will be paid to Employee as described above, (c) Employee has been provided all leave that Employee requested, and Employee is unaware of any facts that would give rise to any claim under the Family Medical Leave Act or any other state or local leave law, (d) Employee has neither filed or caused to be filed nor is presently a party to any claim, complaint, grievance, or action against Company or any of the other Released Parties in any form or forum, and (e) Employee has no knowledge, awareness, or suspicions of any fraudulent, wrongful, unethical, or illegal activities or practices by himself or any employee of the Company relating to or arising from the Company’s business, its billing practices, or its client relationships or accounts. If Employee disagrees with any of the representations in this section, Employee has fully explained all applicable details in writing next to Employee’s signature at the end of this Agreement, attaching additional pages if necessary.
24.Arbitration. Employee and Company agree that actions arising from nonpayment of the payment(s) and consideration provided under this Agreement or actions seeking equitable relief arising from a breach of this Agreement may be brought in a federal or state court consistent with Section 16. For all other claims, causes of action, disputes, controversies, and similar matters relating to Employee’s employment by the Company, cessation of his employment, or this Agreement, Employee and Company waive any right to a court (including jury) proceeding and, instead, agree to submit such claims, disputes, and controversies to final and binding arbitration consistent with the application of the Federal Arbitration Act and the employment dispute or comparable procedural rules of the American Arbitration Association (“AAA”) before an arbitrator who is a member of the National Academy of Arbitrators (“NAA”) out of an NAA panel of eleven arbitrators to be supplied by the AAA. Only true neutrals will be eligible for consideration as arbitrators and under no circumstances will AAA furnish the names of individuals who presently represent employees, unions or companies. The arbitrator, and not any court, shall have exclusive authority to resolve any dispute relating to the validity, enforceability, formation, and interpretation of this Agreement and the arbitrability of the parties’ dispute. The arbitrator shall apply the substantive federal or state law applicable to the claims and the defenses asserted in arbitration, including applicable statute of limitations and any prerequisites to civil action recognized under applicable federal or state law (e.g., exhaustion of administrative remedies). Each party shall have the right to file dispositive motions, and the arbitrator shall have the authority to adjudicate and dispose of any or all disputes submitted for arbitration based on such dispositive motions and applicable substantive law. Each party shall have the right to file post-hearing briefs according to a briefing schedule to be established by the arbitrator. The arbitrator will render a decision within a reasonably prompt period after the completion of the hearing. The arbitrator may award any remedy available to the prevailing party under applicable law and, if not already available, attorney’s fees and costs to the prevailing party. Any and all decisions and awards by the arbitrator shall be accompanied by a written opinion setting forth the rationale for such decision or award. Any and all decisions and awards by the arbitrator shall be determinative, final and binding upon Employee and the Company.

25.Counterparts. This Agreement may be executed in counterparts, all of which taken together shall constitute an instrument enforceable and binding upon the undersigned parties.
26.Signing Period of this Agreement.
(a)This Agreement shall be effective only if Employee signs it on or after the Separation Date. In other words, the Separation Date is the earliest day on which Employee may sign this Agreement. If Employee receives this Agreement prior to the Separation Date, he should not sign it prior to the Separation Date. In the event Employee signs this Agreement prior to the Separation Date, Employee agrees to re-execute this Agreement or to execute another copy of this Agreement on or after the Separation Date, subject to the other timing requirements and conditions relative to Employee’s execution of this Agreement.
(b)This Agreement will be effective only if Employee signs it and returns a signed copy to the Company on or before the Signing Deadline. In other words, the Signing Deadline is the last day on which Employee may sign and return this Agreement. For purposes of this Agreement, the “Signing Deadline” shall mean the later of either (i) the first business day immediately following the expiration of the 21-day consideration period or (ii) the first business day after the Separation Date. Consistent with Section 21, in no event shall Employee have less than 21 days in which to review and consider this Agreement.
EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS THE CONTENT AND CONSEQUENCES OF SIGNING THIS AGREEMENT. EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE EXECUTES THIS AGREEMENT KNOWINGLY AND VOLUNTARILY WITH THE INTENT TO BE LEGALLY BOUND BY IT.
Having agreed to the foregoing terms of this Agreement, the Parties have executed it on the date indicated below.

ENERGY FOCUS, INC.	EMPLOYEE

By: /s/ Stephen Socolof /s/ James Tu
Name: Stephen Socolof Signature

Interim Chief Executive Officer James Tu
Title Print Name

February 11, 2022 February 11, 2022
Date Date
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